UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   KNIGHT, BILL
   100 MISSION RIDGE
   GOODLETTSVILLE, TN  37072
2. Issuer Name and Ticker or Trading Symbol
   DOLLAR GENERAL CORPORATION
   DG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |09/07/|M   |V|40767             |A  |6.29       |                   |      |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |09/07/|S   | |39329             |D  |22.82      |13168              |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |2437               |I     |DAUGHTER                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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STOCK OPTION (OPTION T|3.2212  |     |    | |           |   |6/1/2|12/1/|COMMON STOCK|20483  |       |20483       |D  |            |
O PURCHASE)           |        |     |    | |           |   |003  |2003 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|3.993   |     |    | |           |   |9/21/|3/21/|COMMON STOCK|12283  |       |12283       |D  |            |
O PURCHASE)           |        |     |    | |           |   |2003 |2004 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|3.9930  |     |    | |           |   |9/21/|3/21/|COMMON STOCK|15356  |       |15356       |D  |            |
O PURCHASE)           |        |     |    | |           |   |2003 |2004 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|5.505   |     |    | |           |   |*    |3/27/|COMMON STOCK|2352   |       |2352        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2005 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|5.505   |     |    | |           |   |*    |3/27/|COMMON STOCK|1231   |       |1231        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2005 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|10.7315 |     |    | |           |   |*    |3/21/|COMMON STOCK|8353   |       |8353        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|11.223  |     |    | |           |   |*    |6/2/2|COMMON STOCK|6265   |       |6265        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |007  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|13.3530 |     |    | |           |   |*    |8/25/|COMMON STOCK|4953   |       |4953        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|13.3530 |     |    | |           |   |*    |8/25/|COMMON STOCK|2471   |       |2471        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|13.3530 |     |    | |           |   |*    |8/25/|COMMON STOCK|2581   |       |2581        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|13.3530 |     |    | |           |   |*    |8/25/|COMMON STOCK|2765   |       |2765        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|13.3530 |     |    | |           |   |*    |8/25/|COMMON STOCK|1856   |       |1856        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|15.04   |     |    | |           |   |4/1/2|4/27/|COMMON STOCK|11472  |       |11472       |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |2008 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|15.04   |     |    | |           |   |4/1/2|4/27/|COMMON STOCK|5741   |       |5741        |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |2008 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|15.04   |     |    | |           |   |6/1/2|6/1/2|COMMON STOCK|4306   |       |4306        |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |008  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|21.8    |     |    | |           |   |4/1/2|4/1/2|COMMON STOCK|10812  |       |10812       |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |009  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|21.8    |     |    | |           |   |4/1/2|4/1/2|COMMON STOCK|5406   |       |5406        |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |009  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|23.9    |     |    | |           |   |*    |6/7/2|COMMON STOCK|4053   |       |4053        |D  |            |
O PURCHASE)           |        |     |    | |           |   |     |009  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|14.65   |     |    | |           |   |4/1/2|2/21/|COMMON STOCK|10890  |       |10890       |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |2010 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|14.65   |     |    | |           |   |4/1/2|2/21/|COMMON STOCK|5440   |       |5440        |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |2010 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|14.65   |     |    | |           |   |4/1/2|2/21/|COMMON STOCK|10796  |       |10796       |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |2010 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|14.65   |     |    | |           |   |4/1/2|2/21/|COMMON STOCK|5397   |       |5397        |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |2010 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|21.25   |     |    | |           |   |4/1/2|4/4/2|COMMON STOCK|22768  |       |22768       |D  |            |
O PURCHASE)           |        |     |    | |           |   |003  |000  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|21.25   |     |    | |           |   |4/1/2|4/4/2|COMMON STOCK|11381  |       |11381       |D  |            |
O PURCHASE)           |        |     |    | |           |   |003  |000  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|17.313  |     |    | |           |   |6/5/2|6/5/2|COMMON STOCK|9231   |       |9231        |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |000  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|10.7315 |9/7/2|M   |V|16710      |D  |*    |3/21/|COMMON STOCK|16710  |       |0           |D  |            |
O PURCHASE)           |        |000  |    | |           |   |     |2007 |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|6.2914  |9/7/2|M   |V|24057      |D  |*    |3/25/|COMMON STOCK|24057  |       |0           |D  |            |
O PURCHASE)           |        |000  |    | |           |   |     |2006 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
All holdings have been adjusted for the five-for-four common stock split distributed in May 2000.
*  Indicates these options were fully vested at the time of this report.
SIGNATURE OF REPORTING PERSON
/s/ Bob Carpenter for Bill Knight
DATE
10/10/2000